Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

[ ], 2022

[DRAFT FORM OF TAX OPINION]
wShares Bitcoin Fund
c/o Wilshire Phoenix Funds LLC
2 Park Avenue, 20th Floor
New York, New York 10016

Re:	wShares Bitcoin Fund
Ladies and Gentlemen:
We have acted as counsel for Wilshire Phoenix Funds LLC, a Delaware limited liability company (the “Sponsor”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of an amended registration statement on Form S-1 (the “Registration Statement”) (File No. 333-239150) as filed by wShares Bitcoin Fund (the “Trust”) with the U.S. Securities and Exchange Commission (the “Commission”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of [    ] shares (the “Shares”) representing units of fractional undivided beneficial interest in and ownership of the Trust.  You have requested our opinion regarding certain United States federal income tax matters relating to the Trust and the holders of the Trust’s Shares.  Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (i) the Registration Statement, and (ii) the prospectus of the Trust included in the Registration Statement (the “Prospectus”).  We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Sponsor.
In rendering this opinion, we have relied upon and assumed, with your permission, that the information presented in the Registration Statement accurately and completely describes all material facts, and that the Trust will operate in the manner discussed in its organizational documents and the Prospectus.

wShares Bitcoin Fund
[           ], 2022

Based on the facts as set forth in the Registration Statement and the Prospectus, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Prospectus, we hereby confirm that the opinions with respect to United States federal income tax matters expressed in the discussions in such sections are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.
Our opinions and the tax discussion as set forth in the Prospectus are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and discussion of advice provided by us in the Prospectus. In giving such consent, we do not hereby admit that we are (i) within the category of persons whose consent is required under Section 7 of the Securities Act, or (ii) “experts” within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.
Very truly yours,